Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We consent to the use in U.S. Bancorp’s Registration Statement on Form S-4, as amended by Amendment No. 1 to the Registration Statement filed December 22, 2006 and by Post-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) of our report dated March 3, 2006 relating to our audits of the consolidated financial statements of United Financial Corp. and Subsidiaries as of and for the years ended December 31, 2005 and 2004, appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen, LLP McGladrey & Pullen, LLP Sioux Falls, South Dakota January 24, 2007